EXHIBIT 4.16

                                                               EXECUTION VERSION

                          SECURITIES EXCHANGE AGREEMENT

         This SECURITIES EXCHANGE AGREEMENT is dated as of February 4, 2000 (the "Agreement") by and among Halifax Fund L.P., The Gleneagles Fund Company, Palladin Overseas Fund Limited, Colonial Penn Life Insurance Company, Palladin Securities L.L.C. and Palladin Partners I, L.P. (collectively "Holders") and Able Telcom Holding Corp. ("Company").

         WHEREAS, the Holders have entered into that certain Convertible Preferred Stock Purchase Agreement with the Company, dated June 26, 1998, including all exhibits thereto, attached hereto as EXHIBIT A (the "Purchase Agreement"); and pursuant thereto, on June 30, 1998, the Holders acquired 2,000 shares of Series B Preferred Stock (the "Preferred Shares");

         WHEREAS, the Holders and the Company entered into a letter agreement dated October 7, 1999, attached hereto as EXHIBIT B (the "Letter Agreement"), whereby the Holders and the Company agreed to adjust the Conversion Price of the Preferred Shares, the Pricing Period and the Triggering Event Redemption Price of the Preferred Shares;

         WHEREAS, the Holders currently hold 404 Preferred Shares with a Conversion Price equal to $2.844; and

         WHEREAS, the Holders desire to covert 250 Preferred Shares and, in consideration of such conversion, the Company desires to issue to the Holders Common Stock and warrants exercisable for shares of Common Stock and the Holders desire to exchange 154 Preferred Shares and, in consideration of such exchange, the Company desires to issue to the Holders the Closing Cash Payment (as defined below).

         NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE 1.
                        EXCHANGE OF THE PREFERRED SHARES

         1.1 CONVERSION AND EXCHANGE OF THE PREFERRED SHARES AND PAYMENT OF THE CLOSING CASH PAYMENT. At the Closing (as defined below):

                  (a) The Company will issue and deliver to the Holders, pro rata, 301,787 shares of Common.

                  (b) The Company will issue and deliver to the Holders, pro rata, warrants exercisable for 66,246 shares of Common Stock at the price per share set forth therein (the "First Warrants") attached hereto as EXHIBIT C.

                  (c) The Company will issue and deliver to the Holders, pro rata, warrants exercisable for 100,000 shares of Common Stock at a price per share equal to $10.127 (the "Second Warrants", and together with the First Warrants, the "Warrants") attached hereto as EXHIBIT D.

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                                                               EXECUTION VERSION

                  (d) The Company will pay to the Holders, pro rata, a cash payment, by wire transfer in immediately available funds to an account designated by the Holders, in an amount equal to $5,816,394 (the "Closing Cash Payment").

                  (e) The Company will deliver an executed Registration Rights Agreement dated February 4, 2000 covering the Common Stock and the shares of Common Stock issuable upon exercise of the Warrants.

                  (f) The Company will deliver an opinion of counsel to the Company satisfactory in form and substance to the Holders.

                  (g) The Holders will deliver to the Company the Preferred Shares.

                  (h) The closing of the exchange of the Preferred Shares and the issuance of the Common Stock and Warrants (the "Closing"), shall take place at the offices of Arnold & Porter, 555 12th Street N.W., Washington, D.C., at 10:00 a.m., local time on February 4, 2000 or such other time and place and/or on such other date as the Holders and the Company may agree. As conditions to the Closing, all of the representations and warranties contained in Sections 1.3 and 1.4 hereof shall be true and correct as of the Closing as certified by both the Holders and Company at the Closing.

         1.2 ADJUSTMENT TO NUMBER OF SHARES OF COMMON STOCK ISSUED AT CLOSING. At the end of the period that is one hundred (100) Trading Days from the date hereof, the Holders will deliver a notice to the Company setting forth the Average Price and the calculation of any adjustment required as described below:

         If the Average Price is less than the Closing Price, the Company will issue to the Holders, pro rata, additional shares of Common Stock in an amount equal to (i) the Remaining Redemption Price divided by (ii) the Average Price, minus (iii) the total number of shares issued pursuant to Section 1.1(a) and total number of shares to be issued pursuant to the exercise of First Warrants issued pursuant to Section 1.1(b); provided, however, if the Company is unable to issue shares pursuant to the foregoing as a result of the failure to obtain stockholder approval for the issuance of Common Stock to the Holders in excess of the Maximum Share Amount, then the Company shall pay the Holders, pro rata, a cash payment, by wire transfer in immediately available funds to an account designated by the Holders, in an amount equal to (i) the Current Redemption Price multiplied by (ii) an amount equal to (A) the Remaining Redemption Price divided by (B) the Average Price, minus (C) the total number of shares issued pursuant to Section 1.1(a) and total number of shares to be issued pursuant to the exercise of First Warrants issued pursuant to Section 1.1(b).

         1.3 COMPANY REPRESENTATIONS AND WARRANTIES.

         In connection with the exchange of the Preferred Shares and the issuance of the Common Stock and Warrants hereunder, the Company represents and warrants to the Holders that:

                  (a) The Company has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transaction contemplated hereby and to issue the Common Stock and Warrants in accordance with the terms hereof.

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                                                               EXECUTION VERSION

                  (b) The execution and delivery of this Agreement and the Warrants and the consummation by the Company of the transactions contemplated hereby and thereby, including the issuance of the Common Stock and the Warrants contemplated by this Agreement have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors (or any committee or subcommittee thereof) or its stockholders is required.

                  (c) This Agreement constitutes, and upon execution, issuance and delivery thereof, the Warrants shall constitute, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

                  (d) The Common Stock and the shares of Common Stock issuable upon the exercise of the Warrants are duly authorized and reserved for issuance and, upon such conversion in accordance with the Warrants, such Common Stock and such shares of Common Stock issuable upon the exercise of the Warrants, will be validly issued, fully paid and non-assessable, free and clear of any and all taxes, liens, claims and encumbrances, and entitled to be traded on the Nasdaq NMS, the American Stock Exchange or the New York Stock Exchange, and the holders of such Common Stock and such shares of Common Stock issuable upon the exercise of the Warrants shall be entitled to all rights and preferences accorded to a holder of Common Stock. The outstanding shares of Common Stock are currently listed on the Nasdaq NMS.

         1.4 HOLDERS' REPRESENTATIONS AND WARRANTIES

         In connection with the exchange of the Preferred Shares and the issuance of the Common Stock and Warrants hereunder, each of the Holders represents and warrants to the Company that:

                  (a) Such Holder has the legal capacity and authority to enter into and perform all of its obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms. The execution, delivery and performance of this Agreement does not and will not conflict with, violate, cause a breach of or constitute a default under (i) any agreement, contract or other instrument or obligation to which such Holders is a party or by which such Holder is bound or (ii) any judgment, order, decree, statute, rule or regulation to which such Holder is subject.

                  (b) Such Holder is an "accredited investor," as such term is defined in Rule 501 of Regulation D promulgated under the Act. Such Holder and its agents and representatives have such knowledge and experience in financial and business matters as to enable it to utilize the information made available to them in connection with the transactions contemplated hereby to evaluate the merits and risks of an investment in the Common Stock and the Warrants and to make an informed decision with respect thereto, and such an evaluation and informed decision have been made.

                  (c) Such Holder is entering into this Agreement for its own account and such Holder has no present arrangement (whether or not legally binding) at any time to sell the Common Stock or Warrants to or through any person or entity; PROVIDED, however, that by making the

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                                                               EXECUTION VERSION

representations herein, such Holder does not agree to hold the Common Stock or Warrants for any minimum or other specific term and reserves the right to dispose of the Common Stock and Warrants at any time in accordance with federal and state securities laws applicable to such disposition.

         1.5 DEFINITIONS. Defined terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

                  (a) "Average Price" means the average of the fifty low Trading Prices on the Nasdaq NMS during each pair of two consecutive Trading Days from the date hereof and ending on that date which is one hundred (100) Trading Days from the date hereof. Notwithstanding the foregoing, if the Average Price is less than $4.00, then the "Average Price" for this purpose shall be $4.00, and if the Average Price is greater than $9.50, then the "Average Price" for this purpose shall be $9.50.

                  (b) "Closing Price" means $7.79 the average closing bid price for the Common Stock on the ten consecutive Trading Days immediately preceding the Closing Date.

                  (c) "Conversion Amount" means the number of shares resulting from the Conversion Rate multiplied by 404.

                  (d) "Conversion Price" means $2.844.

                  (e) "Conversion Rate" means the number of shares of Common Stock resulting from dividing the Value of the Preferred Stock by the Conversion Price.

                  (f) "Current Redemption Price" means $12.125, per share.

                  (g) "Maximum Share Amount" means 368,033 shares of Common
Stock.

                  (h) "Remaining Redemption Price" equals the Maximum Share Amount multiplied by the Closing Price.

                  (i) "Total Redemption Price" means 96% times 404 multiplied by the product of: (i) the Conversion Rate times (ii) the Current Redemption Price.

                  (j) "Trading Day" means any day on which the Common Stock is traded for any period on the Nasdaq National Market ("Nasdaq"), or on the principal securities exchange or other securities market where the Common Stock is listed or traded.

                  (k) "Trading Price" means the trading price for the Common Stock on Nasdaq as reported by Bloomberg Financial Markets ("Bloomberg"), or, if Nasdaq is not the principal trading market for the Common Stock, the trading price of the Common Stock on the principal securities exchange or trading market where the Common Stock is listed or traded as reported by Bloomberg.

                  (l) "Value of Preferred Stock" means $5200, plus interest since November 1, 1998 at a per annum rate of 4% per share of Preferred Stock.

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                                                               EXECUTION VERSION

                                   ARTICLE 2.
                               GENERAL PROVISIONS

         2.1 LEGENDS. The Holders understand and agree that, in addition to any other legends required by applicable law, the certificate or certificates representing the Common Stock and the Warrants will bear legends substantially to the effect set forth below and that a stop transfer order may be placed with respect thereto.

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

         2.2 SURVIVAL. The representations, warranties and covenants contained in this Agreement shall survive the purchase and sale of the Common Stock and the Warrants pursuant to this Agreement.

         2.3 AMENDMENT. This Agreement may be amended, or any provision hereof may be waived, at any time by an agreement in writing of the parties hereto.

         2.4 ENTIRE AGREEMENT; SUCCESSORS. This Agreement contains the entire agreement among the parties hereto with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

         2.5 NO ASSIGNMENT. No party hereto may assign any of its rights or obligations under this Agreement to any other person without the written consent of the other party.

         2.6 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, by facsimile or sent by overnight express or by registered or certified mail, postage prepaid, addressed as follows:

         The Holders:

                  c/o The Palladin Group, L.P.
                  195 Maplewood Avenue
                  Maplewood NJ 07040
                  Attn:  Robert L. Chender
                  Facsimile:  (973) 313-6491

         The Company:

                  Able Telcom Holding Corp.
                  1000 Holcomb Woods Parkway
                  Suite 440

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                                                               EXECUTION VERSION

                  Roswell, GA.  30076
                  Attn: President
                  Facsimile: (770) 993-8532

         All such deliveries shall be deemed effective when received by the person entitled to such receipt or when delivery has been attempted but refused by such person. Any party may change the person or address to which such deliveries shall be made with respect to such party by delivering notice thereof to the other party hereto in accordance with this Section.

         2.7 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         2.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         2.9 GOVERNING LAW AND VENUE. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York applicable to agreements made and entirely to be performed within such jurisdiction. The party bringing any action under this Agreement shall only be entitled to choose the federal or state courts in the State of New York as the venue for such action, and each party consents to the jurisdiction of the court chosen in such manner for such action.

         2.10 FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto shall use reasonable efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

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                                                               EXECUTION VERSION

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                           HOLDERS:

                           HALIFAX FUND, L.P.
                           THE GLENEAGLES FUND COMPANY
                           PALLADIN OVERSEAS FUND LIMITED
                           COLONIAL PENN LIFE INSURANCE COMPANY

                                  By:
                                     -------------------------------------------
                                         The Palladin Group, L.P., as
                                         Attorney-in-Fact and Investment Advisor

                                  Name:  Robert L. Chender
                                  Title: Managing Director


                           PALLADIN SECURITIES L.L.C.

                                  By:
                                     -------------------------------------------
                                  Name:  Robert L. Chender
                                  Title: Principal


                           PALLADIN PARTNERS I, L.P.

                                  By:
                                     -------------------------------------------
                                         The Palladin Group, L.P., as
                                         Attorney-in-Fact and Investment Advisor

                                  Name:  Robert L. Chender
                                  Title: Managing Director


                           ABLE TELCOM HOLDING CORP.

                                  By:
                                     -------------------------------------------
                                  Name:
                                       -----------------------------------------
                                  Title:
                                        ----------------------------------------

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                                                               EXECUTION VERSION

                                    EXHIBIT C
                          COMMON STOCK PURCHASE WARRANT